EXHIBIT 10.1

AMENDMENT NO. 1 TO
ASHLAND INC. SUPPLEMENTAL
EARLY RETIREMENT PLAN FOR CERTAIN EMPLOYEES
Generally Effective as of January 1, 2005

WHEREAS, Ashland Inc. and its authorized delegates reserved the right to amend the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (Plan);
WHEREAS, Ashland Inc. and its authorized delegates desire to make an amendment conforming certain actuarial assumptions contained herein with those in a related plan;
NOW, THEREFORE, the Plan is hereby amended, effective as of October 1, 2008, as follows:
1.           Effective as of October 1, 2008, the definition of Service is restated as follows:
2.17
“Service” - means the number of years and fractional years of employment by Ashland of an Employee, measured from the first day of the month coincident with or next succeeding his or her initial date of employment up to and including the earlier of such Employee’s termination from employment or Effective Retirement Date.  For purposes of this Section 2.17, Service shall include an Employee’s employment with a subsidiary or an affiliate of Ashland determined in accordance with rules from time to time adopted or approved by the Board, or its delegate; provided, however, that Service for purposes of computing the amount of the benefit payable under the Plan shall not include any period of employment with a corporation or other business entity before such corporation or other business entity became an affiliate of Ashland Inc, as determined by the Board or its delegate.  Service shall be calculated based on the rules for calculating Periods of Service under the Ashland Inc. and Affiliates Pension Plan, except as the determination of Service is modified for purposes of this Plan or under any other document that either directly or indirectly references the calculation of Service for purposes of the Plan.